Citigroup Global Markets Holdings Inc.	February 4, 2019 Medium-Term Senior Notes, Series N Pricing Supplement No. 2019-USNCH1948 Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-216372 and 333-216372-01

Floating Rate Notes Due February 7, 2059

•	The notes will pay interest at a floating rate that will be reset quarterly and will equal 3-month U.S. dollar LIBOR minus a spread of 0.250% per annum, subject to a minimum interest rate of 0%. The quarterly interest payments on the notes will vary and may be paid at a rate as low as 0% per annum.

•	You may request that we repurchase your notes on an annual basis (i.e., once every year) beginning approximately two years after the original issue date, subject to your compliance with the minimum repurchase amount, the procedural requirements and the other limitations set forth under “Key Terms” on page PS-2 and in “Annex A—Supplemental Terms of Notes—Early Repurchase” of this pricing supplement. You will receive less than your principal amount if you request that we repurchase your notes on any repurchase date prior to February 7, 2040.

•	The notes are unsecured and unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. and are guaranteed by Citigroup Inc. All payments due on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

•	There is uncertainty about the future of 3-month U.S. dollar LIBOR. The amount of interest payable on the notes will be calculated using a substitute or successor rate selected by the issuer (or one of its affiliates), which may be subject to adjustment, if 3-month U.S. dollar LIBOR is discontinued. See “Risk Factors” and “Determination of 3-month U.S. Dollar LIBOR” in this pricing supplement.

•	It is important for you to consider the information contained in this pricing supplement together with the information contained in the accompanying prospectus supplement and prospectus. The description of the notes below supplements, and to the extent inconsistent with replaces, the description of the general terms of the notes set forth in the accompanying prospectus supplement and prospectus.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Stated principal amount:	$1,000 per note
Aggregate stated principal amount:	$9,829,000
Pricing date:	February 4, 2019
Original issue date:	February 7, 2019. See “General Information—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement.
Maturity date:	February 7, 2059. If the maturity date is not a business day, then the payment required to be made on the maturity date will be made on the next succeeding business day with the same force and effect as if made on the maturity date. No additional interest will accrue as a result of delayed payment.
Payment at maturity:	Unless earlier repurchased, $1,000 per note plus any accrued and unpaid interest
Interest rate per annum:	For each interest period, a floating rate equal to 3-month U.S. dollar LIBOR determined on the second London business day prior to the first day of the applicable interest period minus a spread of 0.250% per annum, subject to a minimum interest rate of 0.00% per annum for any interest period
Interest period:	Each three-month period from and including an interest payment date (or the original issue date, in the case of the first interest period) to but excluding the next interest payment date
Interest payment dates:	Interest on the notes is payable quarterly on the 7th day of each February, May, August and November, beginning on May 7, 2019 and ending on the maturity date or, if applicable, the applicable repurchase date. If any interest payment date is not a business day, then the payment required to be made on that interest payment date will be made on the next succeeding business day with the same force and effect as if made on that interest payment date. No additional interest will accrue as a result of delayed payment.
Day count convention:	Actual/360 Unadjusted. See “Determination of Interest Payments” in this pricing supplement.
CUSIP / ISIN:	17326YTU0 / US17326YTU00
Listing:	The notes will not be listed on any securities exchange and, accordingly, may have limited or no market liquidity.
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer
Underwriting fee and issue price:	Issue price	Underwriting fee(1)	Proceeds to issuer
Per note:	$1,000	$10	$990
Total:	$9,829,000	$98,290	$9,730,710

(Key Terms continued on next page)

(1) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $10 for each $1,000 note sold in this offering. Selected dealers not affiliated with CGMI will receive a selling concession of $10 for each note they sell. See “General Information—Fees and selling concessions” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional fixed-rate debt securities. See “Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus, each of which can be accessed via the hyperlink below.

Prospectus Supplement and Prospectus each dated April 7, 2017

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Floating Rate Notes Due February 7, 2059

KEY TERMS (continued)
Early repurchase:	You may request that we repurchase all or any portion of your notes on any repurchase date on or after February 7, 2021 (the “initial repurchase date”) by following the procedures described under “Annex A—Supplemental Terms of Notes—Early Repurchase,” which will include us receiving a repurchase notice by no later than 4:00 p.m., New York City time, fifteen business days prior to the relevant repurchase date. If you fail to comply with these procedures, your notice will be deemed ineffective. To exercise the early repurchase right, you must submit notes for repurchase having an aggregate stated principal amount equal to the minimum repurchase amount of $100,000 or an integral multiple of $1,000 in excess thereof.
Repurchase amount:

Upon early repurchase, you will receive for each $1,000 stated principal amount note, on the applicable repurchase date, a cash “repurchase amount” equal to the following amount, as applicable, plus any accrued and unpaid interest:

Repurchase dates occurring:
From and including February 7, 2021 to and including February 7, 2029	$980
From and including February 7, 2030 to and including February 7, 2039	$990
From and including February 7, 2040 to but excluding the maturity date	$1,000

You may request that we repurchase your notes on an annual basis (i.e., once every year) on or after the initial repurchase date, subject to your compliance with the minimum repurchase amount, the procedural requirements and the other limitations set forth herein and under “Annex A—Supplemental Terms of Notes—Early Repurchase.” You will receive less than your stated principal amount per note if you request that we repurchase your notes on any repurchase date prior to February 7, 2040.

Depending on market conditions, including changes in interest rates, it is possible that the value of the notes in the secondary market at any time may be greater than the repurchase amount. Accordingly, prior to exercising the early repurchase right described above, you should contact the broker or other entity through which the notes are held to determine whether a sale of the notes in the secondary market may result in greater proceeds than the repurchase amount.

Repurchase dates:	$980 repurchase amount	$990 repurchase amount	$1,000 repurchase amount
	February 7, 2021	February 7, 2030	February 7, 2040
	February 7, 2022	February 7, 2031	February 7, 2041
	February 7, 2023	February 7, 2032	February 7, 2042
	February 7, 2024	February 7, 2033	February 7, 2043
	February 7, 2025	February 7, 2034	February 7, 2044
	February 7, 2026	February 7, 2035	February 7, 2045
	February 7, 2027	February 7, 2036	February 7, 2046
	February 7, 2028	February 7, 2037	February 7, 2047
	February 7, 2029	February 7, 2038	February 7, 2048
		February 7, 2039	February 7, 2049
February 7, 2050
February 7, 2051
February 7, 2052
February 7, 2053
February 7, 2054
February 7, 2055
February 7, 2056
February 7, 2057
February 7, 2058
If any repurchase date is not a business day, then the payment required to be made on that repurchase date will be made on the next succeeding business day with the same force and effect as if made on that repurchase date. No additional interest will accrue as a result of delayed payment.
Repurchase notice:	A repurchase notice substantially in the form of the repurchase notice set forth in Annex B to this pricing supplement

Citigroup Global Markets Holdings Inc.
Floating Rate Notes Due February 7, 2059

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. You should read the risk factors below together with the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally. We also urge you to consult your investment, legal, tax, accounting and other advisors in connection with your investment in the notes.

▪	The amount of interest payable on the notes will vary. The notes differ from conventional fixed-rate debt securities in that the interest payable on the notes will vary based on the level of 3-month U.S. dollar LIBOR and may be as low as 0.00%. The notes will bear interest during each quarterly interest period at a per annum rate equal to the level of 3-month U.S. dollar LIBOR determined on the second London business day prior to the first day of the applicable interest period minus a spread of 0.250% per annum, subject to a minimum interest rate of 0.00% per annum. The per annum interest rate that is determined on the relevant interest determination date will apply to the entire interest period following that interest determination date, even if 3-month U.S. dollar LIBOR increases during that interest period, but is applicable only to that quarterly interest period; interest payments for any other quarterly interest period will vary.

▪	The yield on the notes may be lower than the yield on a conventional fixed-rate debt security of ours of comparable maturity. The notes will bear interest during each quarterly interest period at a per annum rate equal to the level of 3-month U.S. dollar LIBOR determined on the second London business day prior to the first day of the applicable interest period minus a spread of 0.250% per annum, subject to a minimum interest rate of 0.00% per annum. As a result, the effective yield on your notes may be less than that which would be payable on a conventional fixed-rate debt security of ours (guaranteed by Citigroup Inc.) of comparable maturity.

▪	The level of 3-month U.S. dollar LIBOR applicable to any interest period will be reduced by 0.250% per annum. When determining the interest payable on the notes during each quarterly interest period, 0.250% will be deducted from the level of 3-month U.S. dollar LIBOR determined on the second London business day prior to the first day of the applicable interest period. As a result, the interest payable on the notes will be less than that which would be payable without such deduction.

▪	The notes may be riskier than an investment with a shorter term. The notes have a relatively long term to maturity. Accordingly, if you do not own a sufficient principal amount of notes to satisfy the minimum repurchase amount in connection with an exercise of the early repurchase right, you will be subject to heightened risks as compared to an investment in notes with a shorter term because you will be subject to those risks for a longer period of time. For example, because of the longer time horizon of the notes, you will be subject to greater risk that we and Citigroup Inc. may default on our obligations under the notes at some point prior to maturity. In addition, you will be subject to greater interest rate risk. If 3-month U.S. dollar LIBOR fails to increase significantly from current levels, you may be holding a long-dated security with a yield that is lower than you might achieve on other investments, including our fixed rate debt securities of the same maturity. The relatively long term of the notes means that it may be a considerable length of time before you would be able to redeploy your funds to a higher yielding investment. Moreover, the value of a longer-dated note is typically less than the value of an otherwise comparable note with a shorter term, so that, if you were to desire to sell the notes prior to maturity in order to invest in a better performing alternative investment, you may not be able to do so except at a substantial loss.

▪	If you request that we repurchase your notes on any repurchase date on or prior to February 7, 2039, you will receive less than the stated principal amount of your notes. The repurchase amount for any repurchase date from and including February 7, 2021 to and including February 7, 2029 is equal to $980 for each $1,000 stated principal amount note, plus any accrued and unpaid interest. The repurchase amount for any repurchase date from and including February 7, 2030 to and including February 7, 2039 is equal to $990 for each $1,000 stated principal amount note, plus any accrued and unpaid interest. As a result, if you request that we repurchase your notes on any repurchase date on or prior to February 7, 2039, you will receive less than the stated principal amount of your notes upon an early repurchase.

▪	There are restrictions on your ability to request that we repurchase your notes. To request that we repurchase your notes, you must submit at least the minimum repurchase amount of $100,000 in stated principal amount of your notes. You may not exercise the early repurchase right prior to February 7, 2021, and thereafter you may exercise the early repurchase right only once every year. In addition, if you elect to exercise your early repurchase right, your request that we repurchase your notes is only valid if we receive your repurchase notice by no later than 4:00 p.m., New York City time, fifteen business days prior to the relevant repurchase date and if you follow the procedures described under “Annex A—Supplemental Terms of Notes—Early Repurchase” and we or our affiliates acknowledge receipt of the repurchase notice that same day. If we do not receive that repurchase notice or we or our affiliates do not acknowledge receipt of that notice, your repurchase request will not be effective and we will not be required to repurchase your notes on the corresponding repurchase date. Because of the timing requirements of the repurchase notice, settlement of the repurchase will be prolonged when compared to a sale and settlement in a secondary market sale transaction. As your request that we repurchase your notes is irrevocable, this will subject you to market risk in the event the market fluctuates after we receive your request.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., and any actual or perceived changes to the creditworthiness of either entity may adversely affect the value of the notes. You are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, your investment would be at risk and you could

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Floating Rate Notes Due February 7, 2059

lose some or all of your investment. As a result, the value of the notes will be affected by changes in the market’s view of the creditworthiness of Citigroup Global Markets Holdings Inc. or Citigroup Inc. Any decline, or anticipated decline, in the credit ratings of either entity or any increase, or anticipated increase, in the credit spreads of either entity is likely to adversely affect the value of the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, except to the extent the early repurchase right is available, an investor must be prepared to hold the notes until maturity.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “General Information—Temporary adjustment period” in this pricing supplement.

▪	Secondary market sales of the notes may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity or to a repurchase date occurring on or after February 7, 2040. If you are able to sell your notes in the secondary market prior to maturity, you are likely to receive less than the stated principal amount of the notes.

▪	The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices. Assuming no changes in market conditions or other relevant factors, the price, if any, at which CGMI may be willing to purchase the notes in secondary market transactions will likely be lower than the issue price since the issue price of the notes will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the notes are also likely to be reduced by the costs of unwinding the related hedging transactions. Our affiliates may realize a profit from hedging activity even if the value of the notes declines. In addition, any secondary market prices for the notes may differ from values determined by pricing models used by CGMI, as a result of dealer discounts, mark-ups or other transaction costs.

▪	The price at which you may be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest. A number of factors will influence the value of the notes in any secondary market that may develop and the price at which CGMI may be willing to purchase the notes in any such secondary market, including: the level and volatility of 3-month U.S. dollar LIBOR, interest rates in the market, the time remaining to maturity of the notes, changes in CGMI’s estimation of the value of the early repurchase right, hedging activities by our affiliates, fees and projected hedging fees and profits and any actual or anticipated changes in the credit ratings, financial condition and results of either Citigroup Global Markets Holdings Inc. or Citigroup Inc. The value of the notes will vary and is likely to be less than the issue price at any time prior to maturity, and sale of the notes prior to maturity may result in a loss.

▪	The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the notes. Citibank, N.A., the calculation agent for the notes, is an affiliate of ours. As calculation agent, Citibank, N.A. will determine, among other things, the level of 3-month U.S. dollar LIBOR and will calculate the interest payable to you on each interest payment date. Any of these determinations or calculations made by Citibank, N.A. in its capacity as calculation agent, including with respect to the calculation of the level of 3-month U.S. dollar LIBOR in the event of the unavailability of the level of 3-month U.S. dollar LIBOR, may adversely affect the amount of one or more interest payments to you.

▪	Hedging and trading activity by us or our affiliates could result in a conflict of interest. One or more of our affiliates have entered into hedging transactions. This hedging activity involves trading in instruments, such as options, swaps or futures, based upon 3-month U.S. dollar LIBOR. This expected hedging activity may present a conflict between your interest in the notes and the interests our affiliates have in executing, maintaining and adjusting their hedge transactions because it could affect the price at which our affiliate CGMI may be willing to purchase your notes in the secondary market. Because hedging our obligations under the notes involves risk and may be influenced by a number of factors, it is possible that our affiliates may profit from hedging activity, even if the value of the notes declines.

▪	The historical performance of 3-month U.S. dollar LIBOR is not an indication of its future performance. The historical performance of 3-month U.S. dollar LIBOR, which is included in this pricing supplement, should not be taken as an indication of the future performance of 3-month U.S. dollar LIBOR during the term of the notes. Changes in the level of 3-month U.S. dollar LIBOR will affect the value of the notes, but it is impossible to predict whether the level of 3-month U.S. dollar LIBOR will rise or fall.

▪	Uncertainty about the future of LIBOR may adversely affect 3-month U.S. dollar LIBOR and therefore the return on and the value of the notes. On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the LIBOR administrator. The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be

Citigroup Global Markets Holdings Inc.
Floating Rate Notes Due February 7, 2059

guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR, whether LIBOR rates will cease to be published or supported before or after 2021 or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR and it is impossible to predict the effect of any such alternatives on the value of LIBOR-based securities, such as the notes. Uncertainty as to the nature of alternative reference rates and as to potential changes or other reforms to LIBOR may adversely affect 3-month U.S. dollar LIBOR during the term of the notes and your return on the notes and the market for LIBOR-based securities, including the notes.

▪	The amount of interest payable on the notes will be determined using alternative methods if 3-month U.S. dollar LIBOR is no longer available on the Reuters designated LIBOR page and will be calculated using a substitute or successor rate selected by us (or one of our affiliates) if 3-month U.S. dollar LIBOR is discontinued. If, during the term of the notes, 3-month U.S. dollar LIBOR is no longer quoted on the Reuters designated LIBOR page described in “Determination of 3-Month U.S. Dollar LIBOR” below, 3-month U.S. dollar LIBOR will be determined using the alternative methods described in “Determination of 3-Month U.S. Dollar LIBOR” below. Any of these alternative methods may result in interest payments on the notes that are lower than or do not otherwise correlate over time with the interest payments that would have been made on the notes if the Reuters designated LIBOR page had remained available. Any of the foregoing may have an adverse effect on your return on the notes and their value.

Additionally, if during the term of the notes the issuer (or its affiliate) determines that 3-month U.S. dollar LIBOR has been discontinued or is permanently no longer being published, it will use a substitute or successor rate that it has determined, in its sole discretion after consulting with any source it deems to be reasonable, to be the industry-accepted substitute or successor rate, or, if there is no such industry-accepted substitute or successor rate, a substitute or successor rate that is most comparable to 3-month U.S. dollar LIBOR.  The issuer (or such affiliate) also will determine, in its sole discretion after consulting with any source it deems to be reasonable, any adjustments to the relevant methodology or definitions for calculating such substitute or successor rate, including any adjustment factor needed to make such substitute or successor rate comparable to 3-month U.S. dollar LIBOR, in a manner that is consistent with any industry-accepted practices for such substitute or successor rate.  The issuer’s (or its affiliate’s) interests in making the determinations described above may be adverse to your interests as a holder of the notes and may have an adverse effect on your return on the notes and their value.

▪	You will have no rights against the publisher of 3-month U.S. dollar LIBOR. You will have no rights against the publisher of 3-month U.S. dollar LIBOR even though the amount you receive on each interest payment date will depend upon the level of 3-month U.S. dollar LIBOR. The publisher of 3-month U.S. dollar LIBOR is not in any way involved in this offering and has no obligations relating to the notes or the holders of the notes.

Citigroup Global Markets Holdings Inc.
Floating Rate Notes Due February 7, 2059

General Information
Temporary adjustment period:	For a period of approximately six months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”
U.S. federal income tax considerations:

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes. Under this treatment, stated interest on the notes will be taxable to a U.S. Holder (as defined in the accompanying prospectus supplement) as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of tax accounting.

Upon the sale or other taxable disposition of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition (other than any amount attributable to accrued interest, which will be treated as a payment of interest) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to the U.S. Holder. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of disposition.

Subject to the discussion in “United States Federal Tax Considerations” in the accompanying prospectus supplement, under current law Non-U.S. Holders (as defined in the accompanying prospectus supplement) generally will not be subject to U.S. federal withholding or income tax with respect to interest paid on and amounts received on the sale, exchange or retirement of the notes if they comply with applicable certification requirements. Special rules apply to Non-U.S. Holders whose income on the notes is effectively connected with the conduct of a U.S. trade or business or who are individuals present in the United States for 183 days or more in a taxable year.

The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

FATCA. You should review the section entitled “United States Federal Tax Considerations—FATCA” in the accompanying prospectus supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes. It does not address the potential consequences of an investment in the notes for the tax treatment of your other investments or transactions.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Notes used as qualified replacement property:	Prospective investors seeking to treat the notes as “qualified replacement property” for purposes of Section 1042 of the Internal Revenue Code of 1986, as amended (the “Code”), should be aware that Section 1042 requires the issuer to meet certain requirements in order for the notes to constitute qualified replacement property. In general, qualified replacement property is a security

Citigroup Global Markets Holdings Inc.
Floating Rate Notes Due February 7, 2059

issued by a domestic operating corporation that did not, for the taxable year preceding the taxable year in which such security was purchased, have “passive investment income” in excess of 25 percent of the gross receipts of such corporation for such preceding taxable year (the “passive income test”). For purposes of the passive income test, where the issuing corporation is in control of one or more corporations or such issuing corporation is controlled by one or more other corporations, all such corporations are treated as one corporation (the “affiliated group”) when computing the amount of passive investment income under Section 1042.

Citigroup Global Markets Holdings Inc. believes that less than 25 percent of its affiliated group’s gross receipts was passive investment income for the taxable year ending December 31, 2018. In making this determination, we have made certain assumptions and used procedures which we believe are reasonable. Accordingly, Citigroup Global Markets Holdings Inc., as issuer, is of the view that the notes should qualify as “qualified replacement property.” Citigroup Global Markets Holdings Inc. cannot give any assurance as to whether its affiliated group will continue to meet the passive income test. It is, in addition, possible that the Internal Revenue Service may disagree with the manner in which Citigroup Global Markets Holdings Inc. has calculated the affiliated group’s gross receipts (including the characterization thereof) and passive investment income and the conclusions reached herein.

The notes are securities with no established trading market. No assurance can be given as to whether a trading market for the notes will develop or as to the liquidity of a trading market for the notes. The availability and liquidity of a trading market for the notes will also be affected by the degree to which purchasers treat the notes as qualified replacement property.

Trustee:	The Bank of New York Mellon (as trustee under an indenture dated March 8, 2016) will serve as trustee for the notes.
Use of proceeds and hedging:

The net proceeds received from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our affiliates.

Hedging activities related to the notes by one or more of our affiliates involves trading in one or more instruments, such as options, swaps and/or futures, based on 3-month U.S. dollar LIBOR and/or taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. It is possible that our affiliates may profit from this hedging activity, even if the value of the notes declines. Profit or loss from this hedging activity could affect the price at which Citigroup Global Markets Holdings Inc.’s affiliate, CGMI, may be willing to purchase your notes in the secondary market. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus.

ERISA and IRA purchase considerations:	Please refer to “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for important information for investors that are ERISA or other benefit plans or whose underlying assets include assets of such plans.
Fees and selling concessions:

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $10 for each note sold in this offering. CGMI will pay selected dealers not affiliated with CGMI a selling concession of $10 for each note they sell.

Additionally, it is possible that CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors” above and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Supplemental information regarding plan of distribution; conflicts of interest:

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated April 7, 2017 among Citigroup Global Markets Holdings Inc., Citigroup Inc. and the agents named therein, including CGMI, govern the sale and purchase of the notes.

The notes will not be listed on any securities exchange.

In order to hedge its obligations under the notes, Citigroup Global Markets Holdings Inc. has entered into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the sections “Risk Factors—Hedging and trading activity by us or our affiliates could result in a conflict of interest,” and “General Information—Use of proceeds and hedging” in this pricing supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Secondary market sales of securities typically settle two business days after the date on which

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Floating Rate Notes Due February 7, 2059

the parties agree to the sale. Because the issue date for the securities is more than two business days after the pricing date, investors who wish to sell the securities at any time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

CGMI is an affiliate of Citigroup Global Markets Holdings Inc. Accordingly, the offering of the notes will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client. See “Plan of Distribution; Conflicts of Interest” in the accompanying prospectus supplement for more information.

Calculation agent:	Citibank, N.A., an affiliate of Citigroup Global Markets Holdings Inc., will serve as calculation agent for the notes. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc., Citigroup Inc. and the holders of the notes. Citibank, N.A. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.
Paying agent:	Citibank, N.A. will serve as paying agent and registrar and will also hold the global security representing the notes as custodian for The Depository Trust Company (“DTC”).

We encourage you to also read the accompanying prospectus supplement and prospectus, which can be accessed via the hyperlink on the cover page of this pricing supplement.

Determination of Interest Payments

On each interest payment date, the amount of each interest payment will equal (i) the stated principal amount of the notes multiplied by the interest rate in effect during the applicable interest period multiplied by (ii) the number of days in the applicable interest period divided by 360.

Determination of 3-month U.S. Dollar LIBOR

3-month U.S. dollar LIBOR is a daily reference rate fixed in U.S. dollars based on the interest rates at which banks borrow funds from each other for a term of three months, in marketable size, in the London interbank market. For each interest period, 3-month U.S. dollar LIBOR will equal the rate for 3-month U.S. dollar LIBOR appearing on Reuters screen LIBOR01 at approximately 11:00 a.m. (London time) on the second London business day prior to the first day of that interest period, which we refer to as an interest determination date. If Reuters screen LIBOR01 is replaced by another page, or if Reuters is replaced by a successor service, then “Reuters screen LIBOR01” means the replacement page or service selected to display the London interbank offered rates of major banks for U.S. dollars.

If 3-month U.S. dollar LIBOR cannot be determined on any day on which 3-month U.S. dollar LIBOR is required as described above, then the calculation agent will determine 3-month U.S. dollar LIBOR as follows:

•	The calculation agent (after consultation with us) will select four major banks in the London interbank market.

•	The calculation agent will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the relevant date. These quotations shall be for deposits in U.S. dollars for the period of three months, commencing on the relevant date. Offered quotations must be based on a principal amount equal to at least $1,000,000.

(1)	If two or more quotations are provided, 3-month U.S. dollar LIBOR for the interest period will be the arithmetic average of those quotations.

(2)	If fewer than two quotations are provided, the calculation agent (after consultation with us) will select three major banks in New York City and follow the steps in the two bullet points below.

•	The calculation agent will then determine 3-month U.S. dollar LIBOR for the interest period as the arithmetic average of rates quoted by those three major banks in New York City to leading European banks at approximately 11:00 a.m., New York City time, on the relevant date. The rates quoted will be for loans in U.S. dollars for the period of three months, commencing on the relevant date. Rates quoted must be based on a principal amount of at least $1,000,000.

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Floating Rate Notes Due February 7, 2059

•	If fewer than three New York City banks selected by the calculation agent are quoting rates, 3-month U.S. dollar LIBOR for the interest period will be the same as for the immediately preceding interest period.

Notwithstanding the foregoing, if, on or prior to any interest determination date, the issuer (or one of its affiliates) determines that 3-month U.S. dollar LIBOR has been discontinued or is permanently no longer being published, the issuer (or such affiliate) will use a substitute or successor rate that it has determined, in its sole discretion after consulting any source it deems to be reasonable, is (a) the industry-accepted substitute or successor rate for 3-month U.S. dollar LIBOR or (b) if there is no such industry-accepted substitute or successor rate, a substitute or successor rate that is most comparable to 3-month U.S. dollar LIBOR.

Upon selection of a substitute or successor rate, the issuer (or such affiliate) may determine, in its sole discretion after consulting any source it deems to be reasonable, the day count, the business day convention, the definition of business day, the relevant date on which the substitute or successor rate is determined for each interest period and any other relevant methodology or definition for calculating such substitute or successor rate, including any adjustment factor it determines is needed to make such substitute or successor rate comparable to 3-month U.S. dollar LIBOR, in a manner that is consistent with any industry-accepted practices for such substitute or successor rate.

A “business day” means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions are authorized or obligated by law or executive order to close.

A “London business day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Historical Information on 3-month U.S. Dollar LIBOR

3-month U.S. dollar LIBOR was 2.73438% on February 4, 2019.

The graph below shows the published daily rate for 3-month U.S. dollar LIBOR for each day it was available from January 2, 2008 to February 4, 2019. We obtained the values below from Bloomberg L.P., without independent verification. The values below do not reflect the spread that will be deducted from 3-month U.S. dollar LIBOR in determining the rate at which interest is paid on the notes. You should not take the historical performance of 3-month U.S. dollar LIBOR as an indication of future performance.

Historical 3-Month U.S. Dollar LIBOR January 2, 2008 to February 4, 2019

Citigroup Global Markets Holdings Inc.
Floating Rate Notes Due February 7, 2059

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying prospectus supplement and prospectus, they should obtain independent professional advice.

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the notes are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

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Floating Rate Notes Due February 7, 2059

Any notes referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The notes are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits. These notes are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 7, 2017, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 7, 2017, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to

Citigroup Global Markets Holdings Inc.
Floating Rate Notes Due February 7, 2059

original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Additional Information

We reserve the right to withdraw, cancel or modify any offering of the notes and to reject orders in whole or in part prior to their issuance.

© 2019 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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Floating Rate Notes Due February 7, 2059

Annex A

Supplemental Terms of Notes

Early Repurchase

You may submit a request to have us repurchase all or any portion of your notes on any repurchase date during the term of the notes on or after the initial repurchase date, subject to the procedures and terms set forth below. Any repurchase request that we accept in accordance with the procedures and terms set forth below will be irrevocable. To exercise the early repurchase right, you must submit notes for repurchase having an aggregate stated principal amount equal to the minimum repurchase amount of $100,000 or an integral multiple of $1,000 in excess thereof.

To request that we repurchase your notes, you must instruct your broker or other person through which you hold your notes to take the following steps:

•	Send a notice of repurchase, substantially in the form attached as Annex B to this pricing supplement (a “repurchase notice”), to us via email at cag.us.middle.office@citi.com, with “Floating Rate Notes Due February 7, 2059, CUSIP No. 17326YTU0” as the subject line, by no later than 4:00 p.m., New York City time, fifteen business days prior to the relevant repurchase date. We or our affiliate must acknowledge receipt of the repurchase notice on the same business day for it to be effective, which acknowledgment will be deemed to evidence our acceptance of your repurchase request;

•	Instruct your DTC custodian to book a delivery versus payment trade with respect to your notes on the relevant repurchase date at a price equal to the repurchase amount payable upon early repurchase of the notes; and

•	Cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the day on which the notes will be repurchased.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the notes in respect of those deadlines. If we do not receive your repurchase notice by 4:00 p.m., New York City time, fifteen business days prior to the relevant repurchase date or we (or our affiliates) do not acknowledge receipt of the repurchase notice on the same day, your repurchase notice will not be effective, and we will not repurchase your notes. Once given, a repurchase notice may not be revoked.

The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of a repurchase notice and the timing of receipt of a repurchase notice or as to whether and when the required deliveries have been made. Questions about the repurchase requirements should be directed to cag.us.middle.office@citi.com.

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Floating Rate Notes Due February 7, 2059

Annex B

Form of Repurchase Notice

To: Citigroup Global Markets Holdings Inc. – Middle Office

Subject: Floating Rate Notes Due February 7, 2059, CUSIP No. 17326YTU0

Ladies and Gentlemen:

The undersigned holder of Citigroup Global Markets Holdings Inc.’s Medium-Term Senior Notes, Series N, Floating Rate Notes Due February 7, 2059, CUSIP No. 17326YTU0, fully and unconditionally guaranteed by Citigroup Inc. (the “notes”), hereby irrevocably elects to exercise, with respect to the number of the notes indicated below, as of the date hereof, the right to have you repurchase such notes on the repurchase date specified below as described in the pricing supplement dated February 4, 2019 relating to the notes (collectively, the “supplement”). Terms not defined herein have the meanings given to such terms in the supplement.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the notes (specified below) to book a delivery versus payment trade on the relevant repurchase date with respect to the number of notes specified below at a price per $1,000 stated principal amount note determined in the manner described in the supplement, facing DTC 0274 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the repurchase date.

Very truly yours,

[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
Email:

Number of notes surrendered for repurchase (minimum of $100,000 stated principal amount):

Applicable repurchase date: _________________, 20__*

DTC # (and any relevant sub-account):

Contact Name:
Telephone:

Acknowledgment: I acknowledge that the notes specified above will not be repurchased unless all of the requirements specified in the supplement are satisfied, including the acknowledgment by you or your affiliate of the receipt of this notice on the date hereof.

Questions regarding the repurchase requirements of your notes should be directed to CAG US Middle Office via email at cag.us.middle.office@citi.com.

*Subject to adjustment as described in the supplement.